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                          Global Home Marketing, Inc.

                                                          CUSIP NO.  37938H 10 1

                      AUTHORIZED STOCK: 50,000,000 SHARES
                           PAR VALUE: $.001 PER SHARE

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

     SHARES OF THE COMMON STOCK OF Global Home Marketing, Inc. transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate in not valid until countersigned by the Transfer Agent and registered by the Registrar.

     Witness the facsimile seal of the Corporation and the facsimile signatures of its duly appointed officers.


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                                (Corporate Seal)


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   Secretary                                                       President